Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereinafter “Agreement”) is hereby entered into effective this 24th day of September, 2007, between Celsion Corporation (hereinafter “Celsion”) and Anthony P. Deasey (hereinafter “Mr. Deasey”), who are collectively referred to herein as the “Parties.”

WHEREAS the Parties desire and agree to fully and finally resolve any and all existing or potential issues, claims, causes of action, grievances and disputes that do, or could relate thereto or arise out of their employment relationship or severance thereof, without any admission of liability or finding or admission that any of Mr. Deasey’s or Celsion’s rights, under any statute, claim or otherwise, were in any way violated. In consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. The Parties agree that Mr. Deasey’s employment as the Executive Vice President and Chief Financial Officer (“CFO”) voluntarily terminates effective September 30, 2007. Effective October 1, 2007, the Parties agree that Mr. Deasey’s daily responsibilities will cease and that Mr. Deasey’s time in the office will no longer be required. Mr. Deasey and Celsion agree that Mr. Deasey shall be retained as an employee of Celsion to perform assigned transitional services (including projects as assigned) for Celsion. The assignments will be such that they will not interfere with Mr. Deasey’s search for other employment.

2. In the event that Mr. Deasey secures other employment during the period of October 1, 2007 to January 31, 2008, his employment will terminate. So long as it does not interfere or conflict with the performance of his duties and responsibilities to any such new employer, Mr. Deasey shall remain reasonably available by telephone to assist Celsion on transitional matters. The parties understand and agree that Mr. Deasey shall receive a minimum of 3 months pay from the effective date of his termination as CFO regardless of when his employment actually terminates.

3. The Parties further agree that they will cooperate regarding all announcements of Mr. Deasey’s decision to depart from Celsion and that neither party will issue any release without consulting with and obtaining the consent of the other Party regarding the statements to be contained therein. The Parties agree that they will not unreasonably withhold consent to such announcements. Celsion agrees that it will share the language of the proposed filing with the SEC regarding his separation with Mr. Deasey in order to afford him an opportunity to comment thereon prior to its filing.

Initial Tardugno: MHT

Initial Deasey:    APD

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4. Beginning February 1, 2008, Celsion will commence paying Mr. Deasey severance, equal to one year’s salary of $299,250, in equal quarterly payments commencing February 1, for a period of 12 months (February 1, 2008 to January 31, 2009.

5. Celsion further agrees that it will pay the premiums associated with Mr. Deasey’s life insurance and his continued participation in Celsion’s healthcare plan under COBRA for the 12 month severance period referred to above. In the event Mr. Deasey earlier becomes eligible to participate in another healthcare plan, Celsion shall no longer be responsible for his COBRA premiums. And in the event Mr. Deasey earlier becomes eligible to participate in another company-sponsored life insurance plan, Celsion shall no longer be responsible for his life insurance premium.

6. Celsion agrees to pay Mr. Deasey his bonus for 2007 of $89,775 which represents 75% of his target bonus of 40%. Mr. Deasey’s 2007 bonus in the gross amount of $89,775 shall be paid at the time such payments are made for other executive level employees of Celsion or no later than March 15, 2008, whichever comes first. Mr. Deasey shall also be paid a separation bonus equal to the average of his last two years’ bonus, grossed up for purposes of Mr. Deasey’s average federal tax obligation for such payment. The separation bonus payment will be paid to Mr. Deasey no later than January 31, 2008. The amount of this separation bonus is $82, 400 plus the average federal tax obligation on such amount.

7. As further consideration for this Agreement, Celsion agrees that Mr. Deasey’s stock options, as described in Paragraph 3(c) of his January 1, 2004 Employment Agreement with Celsion and listed in Appendix A., shall vest immediately and remain fully exercisable in accordance with their respective terms.

8. Mr. Deasey agrees and acknowledges that Celsion owes him no wages, benefits, compensation, property, stock or money of any kind or nature relating to his employment with Celsion under the terms of his January 1, 2004 Employment Agreement with Celsion, except as expressly provided herein.

9. Celsion agrees that Mr. Deasey has fully performed his obligations under the terms of his January 1, 2004 Employment Agreement with it and that, except as provided in Paragraph 5 thereof, he does not owe Celsion further performance thereunder.

Initial Tardugno: MHT

Initial Deasey:    APD

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10. Mr. Deasey agrees that upon the separation of his employment with Celsion, he will surrender to Celsion every item and every document that is Celsion’s property (including but not limited to keys, records, vehicles, computers, peripherals, computer files and disks, notes, memoranda, software, data, inventory and equipment) or contains Company information, in whatever form. All of these materials are the sole and absolute property of Celsion.

11. Mr. Deasey hereby agrees that he will, and hereby does, forever and irrevocably release and discharge Celsion, its officers, directors, employees, agents, affiliates, parents, subsidiaries, divisions, predecessors, purchasers, assigns, representatives, successors, successors in interest, and customers from any and all grievances, claims, actions or causes of action, obligations, contracts, promises, damages, judgments, expenses, and liabilities, known or unknown, whatsoever which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction before the date of this Agreement, including without limitation his employment with and separation of employment with Celsion. This is a General Release. Mr. Deasey expressly acknowledges that this General Release includes, but is not limited to, Mr. Deasey’s intent to release Celsion from any claim relating to his employment at Celsion, including, but not limited to, tort and contract claims, arbitration claims, statutory claims, claims under any state or federal wage and hour law or wage collection law, and claims of age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, retaliation, or any other claim of employment discrimination under the Age Discrimination in Employment Act (29 U.S.C. §§ 626 et seq., “ADEA”), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Employee Retirement Income Security Act (29 U.S.C. §§ 1001 et seq.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. §§ 1161 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), any and all employment discrimination or employment standards statutes contained in the Annotated Codes of Maryland, and any other law relating to employment.

Mr. Deasey does not waive and release any claim for indemnity under the company’s bylaws and/or under applicable state law with respect to claims for indemnification of officers and directors for acts

Initial Tardugno: MHT

Initial Deasey:    APD

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taken in their capacity as such. In addition, Mr. Deasey does not waive any claim for coverage under the company’s directors and officer’s liability insurance policy or any other form of insurance that might provide protection to Mr. Deasey for any claim lodged against him, arising out of his acts or omissions during his employment with Celsion.

12. Mr. Deasey agrees not to sue Celsion or to join in any lawsuit against Celsion or any other person or entity specified in Paragraph 9 concerning any matter which arose prior to the date of this Agreement. Mr. Deasey further agrees and covenants not to make, file, assist or encourage others in making or filing any lawsuits, complaints, or other proceedings, including but not limited to any suits in the local or state courts, the United States federal District Courts or any other court, against Celsion, or any other person or entity specified in Paragraph 9.

13. Celsion hereby forever releases and irrevocably discharges Mr. Deasey from any and all claims, demands, debts, actions, causes of action, obligations, damages and liabilities which it has ever had, now has or could have with respect to him, arising from or relating in any way, directly or indirectly, to his employment with or separation from Celsion; Provided, however, that this release does not include actions arising out of willful malfeasance, illegal activities, etc. by Mr. Deasey in connection with the performance of his duties at Celsion. Celsion expressly acknowledges that this constitutes a General Release in tort, contract and under any federal, state or local law with respect to the matters being released.

14. Mr. Deasey agrees that neither this Agreement nor the negotiations in pursuance thereof shall be construed or interpreted to render him a prevailing party for any reason, including but not limited to an award of attorney’s fees or costs under any statute or otherwise.

15. Mr. Deasey represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against Celsion or portion thereof or interest therein, and that any such claim is not assignable or transferable.

16. The Parties further agree that this Agreement shall be binding upon and inure to the benefit of the assigns, personal representatives, heirs, executors, and administrators of Mr. Deasey and the assigns, personal representatives, heirs, executors, administrators, affiliates, successors, predecessors, subsidiaries, divisions, officers, purchasers, agents, representatives, directors and employees of Celsion, that this Agreement contains and comprises the entire agreement and understanding of the

Initial Tardugno: MHT

Initial Deasey:    APD

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Parties, that there are no additional promises or terms among the Parties other than those contained herein, and that this Agreement shall not be modified except in writing signed by each of the Parties hereto.

17. The Parties further agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. The state courts of Maryland and, if the jurisdictional prerequisites exist at the time, the United States District Court for the District of Maryland, shall have sole and exclusive jurisdiction to hear and determine any dispute or controversy arising under or concerning this Agreement.

18. If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

19. If Celsion or Mr. Deasey seeks a restraining order, injunction or any other relief, including but not limited to damages, against the other party to this agreement as a result of his/its breach of any provision of this Agreement, and recovers any such relief, the prevailing party shall be reimbursed by the losing party for the attorney’s fees, costs and other expenses he/it incurred obtaining that relief (even if other relief were denied).

20. Mr. Deasey represents that he has read this Agreement, that he understands all of its terms, that he had a reasonable amount of time to consider his decision to sign it, that he had the opportunity to discuss the terms of this Agreement with an attorney of his choice, that in executing this Agreement he does not rely and has not relied upon any representation or statements made by any of Celsion’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement, and that he enters into this Agreement voluntarily, of his own free will and with knowledge of its meaning and effect.

21. Mr. Deasey understands that he has had twenty-one (21) days from the date of his receipt of this Agreement, to consider his decision to sign it with respect to claims arising under the ADEA. Mr. Deasey expressly agrees that any changes made will not restart the 21 day period for considering whether to sign this Agreement as to such claims. By signing this Agreement, Mr. Deasey expressly acknowledges that his decision to sign this Agreement was knowing and voluntary, not induced by fraud, misrepresentation, or improper means, and of his own free will.

Initial Tardugno: MHT

Initial Deasey:    APD

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22. Mr. Deasey acknowledges that he may revoke this Agreement only as it pertains to claims under the ADEA for up to and including seven (7) days after his execution of this Agreement, and that the aspects of this Agreement regarding his release of claims under the ADEA shall not become effective until the expiration of seven (7) days from the date of his execution of this Agreement. This provision regarding revocation shall have no effect on the validity and enforceability of any other term, condition or provision of this Agreement, which becomes effective when signed.

23. Celsion hereby advises Mr. Deasey to consult with an attorney prior to executing this agreement.

IN WITNESS WHEREOF, the parties have initialed and executed this Agreement effective as of the day and year first above written.

/s/ Anthony P. Deasey	September 24, 2007
Anthony P. Deasey	Date

/s/ Michael H. Tardugno	September 24, 2007
Michael H. Tardugno	Date
President and Chief Executive Officer Celsion Corporation

Initial Tardugno: MHT

Initial Deasey:    APD

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